Exhibit 10.55

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement, effective January 1, 2026 (“Effective Date”), is made by and between Huntsman International LLC (“Company”), a Delaware limited liability corporation, with its principal place of business at 10003 Woodloch Forest Dr., the Woodlands, Texas 77380, and Anthony Hankins (“Consultant”), with an address located at [REDACTED]. Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company is engaged in the development, manufacture and sale of chemicals and chemical products;

WHEREAS, Consultant was employed by the Company as its Chairman, Asia Pacific and will be until his retirement on December 31, 2025.

WHEREAS, Company and Consultant anticipate that Consultant’s last day of full-time employment with the Company shall be December 31, 2025;

WHEREAS, Company anticipates that it may call upon Consultant for certain services from time to time and on an ad hoc basis after his last day of full-time employment; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, unless otherwise specifically noted, the following terms shall have the respective associated meanings:

“Affiliate” means, in relation to a Party, a Person that (i) is controlled by such Party; (ii) is controlled by another Person who also controls such Party; or (iii) controls such Party, where “control” and “controlled” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Consulting Services Agreement, including the main body hereof together with the Exhibits, under which Consultant shall perform the Services and any amendments hereto.

“Business Day” means a day other than a Saturday, Sunday or national holiday in the United States.

“Claims” means any and all losses, expenses, costs, damages, liabilities, claims, demands, liens, causes of action, suits and/or judgments, of any nature, kind or description (including reasonable attorney fees, costs of defense, fines, penalties and interest), that may be brought or asserted by any Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental entity.

“Company” shall have the meaning given in the preamble.

“Company Group” means Company, its Affiliates and joint venturers, their respective benefit plans and their respective former or current officers, directors, employees, agents and representatives, and consultants of any tier, and any heirs, successors and assigns of the foregoing (but excluding, in each case, Consultant).

“Company Representative” means a Company employee or other representative with the requisite authority to authorize the Services, cancel Services or amend or terminate this Agreement.

“Consultant” shall have the meaning given in the preamble.

“Day” means a calendar day, unless the context requires otherwise.

“Dollars” (including “US$”, “$” and “USD”) means United States dollars.

“Exhibit” means an exhibit to this Agreement.

“Indemnitee” means a Person who is due an indemnification obligation from another Person (Indemnitor) under the terms of this Agreement.

“Indemnitor” means a Person who has an indemnification obligation to another Person (Indemnitee) under the terms of this Agreement.

“Laws” (each a “Law”) means any laws, statutes, ordinances, orders, directives, rules and/or regulations promulgated, or decree or judgment entered, by any federal, state or local governmental authority, and any amendments thereto which may occur from time to time.

“Party” (and collectively, “Parties”) shall have the meaning given in the preamble.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any other entity, together with any governmental authority.

“Services” means consulting services requested from time to time and on an ad hoc basis by Company.

“Term” shall have the meaning given in Section 3.1.

“U.S.” (or “United States”) means the United States of America.

Other capitalized terms may be defined elsewhere in this Agreement, including the Exhibits.

ARTICLE 2

SERVICES

2.1         Generally.

(a)         Performance. Upon receipt of a request to perform Services, Consultant shall review the request and, if he agrees to perform the Services, shall promptly commence the performance of the Services in accordance with this Agreement. Should Consultant decline to perform any Services, he must notify Company in writing within 48 hours of receipt of the Services request. Any and all Services performed by Consultant for Company after the Effective Date shall be performed pursuant to the terms and conditions of this Agreement. Commencement of the Services shall be deemed to be an acceptance of the Services request.

(b)         No Obligation of a Party to Request or Perform Services. Nothing in this Agreement shall obligate (i) Company to request Services from Consultant; or (ii) Consultant to perform Services. The arrangement between Consultant and Company for Services is non-exclusive. Nothing in this Agreement replaces, modifies, amends or otherwise supersedes any of Consultant’s post-employment obligations or covenants to Company or any of its Affiliates.

2.2         Standard of Services; Supervision. Consultant represents and warrants that (i) all Services shall be performed in a diligent and professional manner and in accordance with all applicable Laws; and (ii) the Services shall be performed with due diligence and without undue delays or interruptions.

ARTICLE 3

TERM; TERMINATION

3.1         Term of this Agreement. This Agreement shall commence upon the Effective Date and shall, subject to the terms and conditions contained herein, continue in full force and effect until February 28, 2027 (“Term”). Notwithstanding termination of this Agreement, neither Party shall be relieved of any of its respective obligations and liabilities arising hereunder prior to the effective date of such termination.

ARTICLE 4

COMPENSATION; RECORDS

4.1         Compensation. Subject to the terms and conditions of this Agreement, Company agrees to pay, and Consultant agrees to accept, as compensation for the Services, payment at a rate of $4,000 per day. Company shall also timely reimburse Consultant for reasonable expenses incurred by Consultant while performing Services; provided, however, that Consultant shall not incur expenses greater than $100 per day without Company’s express written authorisation.

4.2         Hours Cap. There is no formal cap to the hours or days Consultant may serve hereunder but neither Company nor Consultant intend for Consultant to perform Services requiring or consuming more than 20 percent of the time Consultant spent in the ordinary course of his employment with Company as defined as the average level of bona fide services performed by Consultant for Company over the 36-month period ending on the Effective Date. As of the Effective Date, the Parties intend that Consultant shall have incurred a “separation from service” with the Company and its Affiliates as determined under Section 409A of the Code, and this Agreement shall be administered and interpreted by the Parties in a manner that is consistent with such intent.

4.3         Invoices. Consultant shall submit monthly or project-based invoices to Company for Services as agreed with Company at the outset of any assignment. Except as otherwise authorised in writing by Company, all invoices shall include the information requested by Company and shall be submitted in accordance with the Company’s invoicing instructions through the Company’s electronic invoicing system or to such other location as Company designates in writing (including by e-mail) to Consultant. All invoices must be supported by the following documentation:

●	A general description of the work performed thereunder and the total number of hours in the invoicing period;
●	Itemized reimbursable expenses (on separate lines), if any, with appropriate supporting documentation; and
●	Reference to the Company Purchase Order Number associated with the Agreement.

Company reserves the right to request additional information regarding Consultant’s invoices. All invoices must be rendered within sixty (60) days after the end of the month in which the Services have been performed, and any invoice not received within such sixty (60) day period shall not be paid unless there has been advance written consent to such delay by Company.

4.4         Time of Payment. Company shall pay undisputed invoices properly submitted in compliance with the requirements of this Agreement within sixty (60) days from the date that the invoice is received by Company in accordance with this Agreement. Invoice payment is contingent on the following conditions: (i) the invoice conforms to the requirements specified in this Article 4; (ii) all Services have been performed for the relevant time period; (iii) Company has been furnished all information with respect to the invoice that may have been requested by it under the terms of this Agreement; and (iv) all other conditions precedent for payment have been fulfilled. It is understood and agreed, however, that payment by Company of an invoice, disputed or undisputed, shall not constitute a waiver of Company’s right subsequently to audit or otherwise question or contest the amount or correctness of such invoice, and to obtain reimbursement.

4.5         Disputed Charges. Company shall have the right to dispute in good faith any charge contained in any invoice. In the event Company disputes an invoice, in whole or in part, Company shall reject the invoice and provide Consultant with prompt notification of all reason(s) for such rejection; provided, however, that such notice shall be delivered to Consultant within thirty (30) days of the Company’s receipt of the invoice in question. Unless otherwise directed by Company, Consultant shall submit a new invoice revised to include only the undisputed amounts and the time for payment shall commence only upon receipt of such undisputed invoice. With respect to the disputed items in an invoice, which shall not accrue interest, Company and Consultant shall work together in good faith to resolve such disputed items. Any payment of a disputed amount by Company shall not act as a waiver of its rights, including the right to seek reimbursement. Furthermore, Company shall not be obligated to pay any invoice (nor shall interest accrue thereon) that is not submitted in strict compliance with Company’s invoicing procedures as set forth in Article 4.

ARTICLE 5

CONSULTANT STATUS

5.1         Independent Consultant. It is understood and agreed that Consultant is an independent contractor in the performance of each and every part of this Agreement, and Consultant shall not be deemed, in fact or in law, to be an employee of Company or any of its Affiliates. Consultant shall (a) comply with the requests, rules, procedures and regulations of Company regarding safety and health, physical security, network usage and personal and professional conduct at all time (including those contained in Company’s Code of Conduct, available at https://www.huntsman.com/codes-of-conduct/huntsman-business-conduct-guidelines, and general safety practices or procedures), and (b) otherwise act in a professional and businesslike manner. Unless otherwise expressly authorized in writing by an officer of the Company with appropriate authority, Consultant shall not be deemed by the terms of this Agreement to occupy the status of an agent or representative of Company or to have authority to represent or bind Company.

It is agreed by the Parties that Consultant is retained and engaged by Company as an independent contractor only for the purposes and to the extent set forth in this Agreement. The Parties expressly agree that they do not intend to act as joint employers, joint venturers or in any agency relationship pursuant to this Agreement.

5.2         No Employee Benefits. It is expressly agreed that Consultant shall not be an employee of the Company or any of its Affiliates and shall not be entitled to any Company benefits normally extended by Company to its own employees and, moreover, that the compensation rate provided for in Article 4 is the total consideration payable for any Services hereunder. It is understood and agreed that Consultant’s performance of Services shall not entitle Consultant to participate or have any interest in any employee benefit or fringe benefit plans or programs maintained by Company or its Affiliate, including, without limitation, any retirement plan, employee stock ownership plan, medical plan, life insurance plan, pension plan or other benefit plan or program that may be in effect at any time during the Term of this Agreement or thereafter.

5.3         Compliance with Laws and Company Requests. Consultant represents and warrants that he has knowledge of, and understands, all Laws applicable to the performance of the Services and the location where the Services are performed, including the Laws specifically enumerated below. Consultant shall comply with all such Laws and any reasonable requests of the Company relating to the Services.

(a)         Consultant shall, as and when legally required with respect to performance of the Services in connection with this Agreement, properly withhold and pay any federal, state and local payroll withholding and other required taxes, including Federal Insurance Contribution Act (FICA) (including employer’s share of FICA), Federal Unemployment Tax Act (FUTA), state and local unemployment insurance taxes and all other payroll withholding taxes. Company shall not withhold or be liable for any federal, state or local income taxes or payroll taxes of any kind that are required related to Consultant’s performance of Services.

(b)         Consultant shall (i) submit to any Company required training, (ii) submit to any Company required drug and alcohol testing pursuant to Company's policies and (iii) sign any Company consent forms related to such testing. Further, Consultant shall have, and will maintain, all applicable licenses, certifications and other required qualification documentation necessary for the performance of the Services and/or required by Company.

(c)         Consultant shall comply with all anti-corruption, anti-bribery and similar Laws of all jurisdictions to which this Agreement, the Services or either Party is subject, including the United States Foreign Corrupt Practices Act and similar Laws. Consultant shall disclose to Company any conflict of interest related to relationships with Company personnel or suppliers of Company.

(d)         Where applicable, Contractor shall comply strictly with any United States government flow down requirements applicable to the Federal Acquisition Regulations and Defense Federal Acquisition Regulations which regulations, where applicable, are hereby incorporated by reference as if the same were set forth in full herein.

(e)         If a Party (1) conducts business in the United States, or (2) is a U.S. domiciled Person, or (3) is a Person controlled by a U.S. Person, then such Party warrants that he shall conform to all the Laws of the U.S. regarding information and technology exportation from the United States.

5.4.         Confidentiality and Invention Assignment. Prior to performance of any Services, Consultant, in his individual capacity, is hereby required to execute Company’s standard Confidentiality, Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit “A” (“Confidentiality Agreement”)

5.5.         Dispute Resolution Agreement. Prior to performance of any Services, Consultant, in his individual capacity, is hereby required to sign Company’s Dispute Resolution Agreement, a copy of which is attached hereto as Exhibit “B” (“Dispute Resolution Agreement”).

ARTICLE 6

TAXES

6.1         Payment of Taxes. Consultant shall be solely responsible for and shall promptly and timely pay directly to the appropriate governmental authority all claims for taxes, duties, charges, fees, levies and assessments, together with any fines, penalties, interest or other fees assessed in connection therewith, imposed on Consultant by any governmental authority (including any political subdivision thereof) having or claiming jurisdiction in the areas in which the Services are performed or otherwise arising out of or in connection with Consultant’s performance under this Agreement, including corporate and/or personal income, withholding, excise, franchise, turnover, capital gains, employment, property, social insurance, transfer, remittance, capital, net worth, stamp, business privilege or value added taxes, licenses, permits or any other tax, duty or levy on, or in connection with, operations, transactions or Services performed hereunder by Consultant.

Consultant shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS Company Group from and against any and all Claims by any Person arising under, or related to, this Section 6.1.

6.2         Direct Payment Permit. Company holds Texas Direct Payment Permit No. 1-87-0630358-5 and Consultant shall omit state and local sales and use taxes from its invoices, if applicable.

6.3         Entire Amount. The Parties acknowledge and agree that no payment due from Company to Consultant shall in any event be increased in order to cover any withholding, tax, government charge, levy or other obligation of Consultant not otherwise included in the applicable amounts.

ARTICLE 7

LIABILITY AND INDEMNITY

7.1         Consultant’s Indemnification. Except as otherwise expressly provided in this Agreement, Consultant shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS Company Group from and against any and all Claims for bodily injury, illness or death, or loss of or damage to property, of Consultant arising out of or related, whether directly or indirectly, to the performance or subject matter of this Agreement or the Services hereunder.

7.2         Survival. The release, defense, indemnification and hold harmless obligations set forth in this Article 7 shall continue in full force and effect subsequent to and notwithstanding the termination of this Agreement for any reason.

ARTICLE 8

INSURANCE REQUIREMENTS

Reserved.

ARTICLE 9

GENERAL PROVISIONS

9.1         Notices. Except for routine communications in the course of performance of this Agreement, which may be transmitted in accordance with any procedures established by agreement or acquiescence of the Parties, any and all notices required or permitted to be given hereunder (each, a “Notice”) shall be in writing and delivered by courier or U.S. mail to the Party to be notified at the address set forth in the preamble of this Agreement. A Notice shall be deemed given when received by the Party to be notified; provided, however, that a Notice received after 5:00 p.m. (local time at receiving Party’s location) or on a non-Business Day shall be deemed to be given the following Business Day; provided, further, that if a Notice cannot be given after reasonable effort at such address, such Notice shall be deemed constructively given three (3) Days after being deposited in the U.S. mail, postage prepaid. Alternatively, with the exception of any Notice or demand about a Claim or potential Claim by a Party, e-mail may be used for Notice if receipt of such e-mail is acknowledged in writing by the person intended to be the recipient, with the time for responding to such Notice commencing to run from the time and date such e-mail is acknowledged; provided, however, that acknowledgement of such e-mail shall not be unduly delayed by the receiving Party. Automatic e-mail delivery receipts issued without direct human authorization shall not be evidence of effective Notice for the purpose of this Agreement. A Party shall designate any changes to the Person/address to be noticed with ten (10) Days’ prior Notice to the other Party.

9.2         Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by authorised representatives of Company and Consultant. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.3         Authority of Executing Parties. Each individual executing this Agreement represents and warrants that he has full right and authority to execute this instrument on behalf of Company or Consultant, respectively, and to legally bind such Party to the fulfillment of all of the provisions hereof.

9.4         Assignment. Company is entitled to assign this Agreement (or any part of it or any benefit or interest thereunder) without Consultant’s consent. Consultant shall not assign this Agreement, in whole or in part, nor any benefit or interest in or under it, without the prior written approval of Company. Any assignment made in violation of this Section shall be void ab initio.

9.5         Subcontracts. Consultant shall not subcontract the whole, or any part, of the Services. Any subcontract made in violation of this Section shall be deemed void ab initio.

9.6         Savings Clause. If any provision of this Agreement is held to be partially or completely contrary to applicable Law or otherwise unenforceable, this Agreement shall be deemed to be amended to partially or completely modify such provision, or portion thereof, to the extent necessary to make it enforceable, or, if necessary, this Agreement shall be deemed to be amended to delete the unenforceable provision or portion thereof.

9.7         Survival. The provisions of this Agreement which are intended to extend beyond its termination, including the liability, compliance, indemnity, warranty and the provisions applicable to the enforcement of those provisions and/or the enforcement of rights and obligations incurred hereunder that are not fully discharged prior to the termination of this Agreement, shall survive termination to the extent necessary to effect the intent of the Parties and/or enforce such rights and obligations.

9.8         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.9         Order of Precedence. In the event of a conflict between the terms and conditions within this Agreement, i.e., the body of this Agreement and any Exhibit, or other addendum thereto, the body of this Agreement shall control. In the event of a conflict between this Agreement and any subsequent documents, including invoices, statements or any other documents used by either Party in the normal course of business, the terms and conditions of this Agreement shall control, except as otherwise provided per a written amendment of this Agreement with an express reference therein amending specific provisions of this Agreement and signed by a duly authorized representative of each of the Parties.

9.10         Interpretation. The Parties agree that each has had the opportunity to review this Agreement and seek advice of counsel and that this Agreement shall not be construed against one Party or the other as the drafter of this Agreement. Unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i)         the singular shall include the plural, and the plural shall include the singular;

(ii)         a reference to a gender shall include the feminine, masculine, body corporate and body politic;

(iii)         the word “or” is not exclusive and the words “includes” and “including” are not limiting;

(iv)         a reference to any Law shall be deemed to extend to and include any amendment or reenactment of such Law, and all regulations passed pursuant thereto;

(v)         references to any matters “arising” (including any variants thereof) out of this Agreement include matters that arise in connection with, have a causal connection with or flow from this Agreement, or which would not have arisen or occurred but for the entering into this Agreement or the performance of or failure to perform obligations under this Agreement; and

(vi)         all headings in this Agreement are for convenience only and shall form no part of this Agreement.

9.11         Incident Reporting. As soon as practicable, Consultant shall report to Company or a Company Representative, all accidents or occurrences resulting in (i) injuries to any Person; or (ii) damage to property that arises out of or in connection with the Services. If an accident involves loss of life, serious injury or substantial property loss or damage, reports to Company shall be made to a Company Representative. Upon request by Company, Consultant shall furnish Company with a copy of all non-privileged reports concerning those accidents and occurrences that are made by Consultant to Consultant’s insurer, to a government agency or to others.

9.12         No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the Parties, Company and its Affiliates, and their respective successors and permitted assigns, and no other person or entity shall have any rights, as third party beneficiaries or otherwise, hereunder.

9.13         Exhibits. The following Exhibits are made a part of this Agreement:

Exhibit “A”         Confidentiality, Proprietary Information and Inventions Agreement

Exhibit “B”         Dispute Resolution Agreement

9.14         Press Releases; Public Announcements. Consultant agrees not to make any disclosure, announcement, publicity release, public notice or advertisement concerning this Agreement or any Services provided or performed pursuant to this Agreement, without Company’s prior written approval, which approval may be withheld for any or no reason.

9.15         Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original of this Agreement for all purposes but shall not be effective until every Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

9.16         Execution by Facsimile/PDF. This Agreement may be executed and delivered by facsimile or similar electronic means (including Adobe Portable Document Format (“PDF”) and the like) and the Parties agree that such execution and delivery shall have the same force and effect as delivery of an original document with original signatures and that each Party may use such signatures as evidence of the execution and delivery of this Agreement by the Parties to the same extent that an original signature could be used.

9.17         Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in boldface and/or all CAPITAL LETTERS satisfy the requirements of the Fair Notice Doctrine and/or any other requirement at law or in equity that such provisions be conspicuously marked or highlighted.

9.18         Code Section 409A. Any provisions of the Agreement that are subject to Section 409A of the Code (“Section 409A”), are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of this Agreement or other agreement between the Parties providing for the payment of any benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of Consultant’s employment with the Company unless such termination is a “separation from service” (as defined under Section 409A). Each such payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Consultant, directly or indirectly, designate the calendar year of any such payment. The Company makes no representations, warranties or guarantees regarding Section 409A or any other tax consequences of this Agreement, and has advised Consultant to consult with his own legal and/or tax advisors.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement to be effective as of the Effective Date.

Anthony Hankins

By:          /s/ Anthony Hankins

Name: Anthony Hankins

Title: Consultant

Huntsman International LLC

By:          /s/ R. Wade Rogers

Name:         R. Wade Rogers

Title:         Chief Compliance Officer & Senior Vice President, Global Human Resources